Exhibit 10.12

SPIRIT AEROSYSTEMS
HOLDINGS, INC.
UNION EQUITY
PARTICIPATION PLAN
(INITIAL PUBLIC OFFERING)

 - i -

 - ii -

SPIRIT AEROSYSTEMS HOLDINGS, INC.
UNION EQUITY PARTICIPATION PLAN
(Initial Public Offering)
     WHEREAS, Spirit AeroSystems Holdings, Inc. (the “Company”) owns all of the outstanding capital stock of Spirit AeroSystems, Inc., a Delaware corporation (“Spirit”), which acquired the Wichita/Tulsa Division of Boeing Commercial Airplanes (the “Wichita/Tulsa Operations”) on the Closing Date (as defined below); and
     WHEREAS, certain of the employees who worked in the Wichita/Tulsa Operations are represented by one of three unions: The International Association of Machinists and Aerospace Workers (the “IAM”), the United Automobile, Aerospace & Agricultural Workers of America (the “UAW”) or the International Brotherhood of Electrical Workers (the “IBEW”, and together with the IAM and UAW, the “Unions”); and
     WHEREAS, as part of its initial collective bargaining agreements with the Unions, Spirit agreed to establish an equity participation program for certain of the former employees of The Boeing Company who became employed by Spirit as of June 17, 2005 (or thereafter and immediately following approved leaves of absence) and met other specified criteria (the “Eligible Employees,” as defined herein); and
     WHEREAS, the Company agreed to issue, pursuant to such equity program, certain rights tied to the value of the Company’s Common Stock (the “Appreciation Rights” or “Rights”) for the benefit of the Eligible Employees, which Rights would vest upon the first to occur of certain defined triggering events (each an “Exercise Event”), including certain significant sales of Common Stock by the Onex Investors, certain mergers of the Company, a sale of all or substantially all of the assets of the Company or Spirit, a dividend recapitalization of the Company, or an Initial Public Offering (as defined herein); and
     WHEREAS, the Company is planning such an Initial Public Offering, and wishes to establish an equity participation program related thereto; and
     WHEREAS, the Board of Directors of the Company has reviewed the terms and provisions hereof and found them satisfactory;
     NOW, THEREFORE, the Company hereby adopts the Plan on the terms and conditions set forth herein, which Plan shall be known as the “Spirit AeroSystems Holdings, Inc. Union Equity Participation Plan (Initial Public Offering).”
ARTICLE I — PURPOSE
     Section 1.01. Purpose. The purposes of the Plan are to strengthen the ability of the Company and Spirit to retain and motivate the Eligible Employees, and to increase the identity of interests of such employees with those of the Company’s stockholders. Upon approval of the Plan by the Board of Directors of the Company, the Company will issue the Appreciation Rights, which will vest on the Measurement Date, and the Net Proceeds (as defined herein) will be allocated among the Eligible Employees and become payable, in each case as more fully described, and subject to the terms and conditions set forth, herein.
ARTICLE II — DEFINITIONS
     For purposes of the Plan, the following terms shall have the following meanings, unless the context clearly indicates otherwise:
     Section 2.01. Affiliate means with respect to any person or entity, any other person or entity, which directly or indirectly controls, is controlled by or is under common control with such person or entity.
     Section 2.02. Beneficiary means that individual, trust or estate designated by a Participant, in the manner and at the time(s) determined by the Committee, to receive any Net Proceeds otherwise payable to such Participant in the event that the Participant dies before receiving the entire amount of such Net Proceeds. If a Participant dies without having made a valid Beneficiary designation, his or her estate shall be deemed his Beneficiary.
     Section 2.03. Board of Directors or Board means the board of directors of the Company.
     Section 2.04. Closing Date means June 16, 2005.
     Section 2.05. Committee means a committee appointed by, and serving at the pleasure of, the Board of Directors for purposes of administering the Plan, which committee shall operate under rules and procedures established by the Board of Directors from time to time for such purpose. If no such committee is appointed by the Board, all references to the Committee herein shall be deemed to be references to the Board.
     Section 2.06. Common Stock means the Company’s Class A common stock, par value $0.01 per share, and Class B common stock, par value $0.01 per share.
     Section 2.07. Companies means the Company and Spirit.
     Section 2.08. Effective Date means the date the Board of Directors approves the Plan, which date is reflected on the signature page hereof.
     Section 2.09. Eligible Employees shall have the meaning set forth in Article III hereof.
     Section 2.10. Initial Public Offering means an initial underwritten public offering of any class of Common Stock in which such Common Stock is registered under the Securities Act of 1933, and which involves a listing of such stock on a national securities exchange in the United States or the NASDAQ National Market.
     Section 2.11. Measurement Date means the closing date of the Initial Public Offering.
     Section 2.12. Onex Investors means Onex Partners LP, Onex Corporation and any Affiliate of Onex Partners LP or Onex Corporation.

     Section 2.13. Net Proceeds shall be determined as provided in Section 4.01.
     Section 2.14. Participant means an Eligible Employee who has been allocated a portion of Net Proceeds.
     Section 2.15. Plan Administration Expenses shall have the meaning set forth in Section 5.02 hereof.
     Section 2.16. Proceeds means the product of (i) the number of shares of Common Stock covered by Appreciation Rights which have been issued, and (ii)(a) the price to the public in the Initial Public Offering, less (b) the per share amount of all underwriting discounts and commissions paid by the Companies or any selling stockholders, less (c) the per share amount of any offering expenses incurred by the Companies.
     Section 2.17. Threshold Price means a price equal to $10.00 per share, increased by 15% per year, compounded annually and accruing daily from and including the Closing Date to but not including the Measurement Date.
ARTICLE III — ELIGIBLE EMPLOYEES
     Section 3.01. Eligible Employees. The employees who are eligible to participate in the Plan are those hourly employees of Spirit who (a) are represented by one of the Unions or were represented by one of the Unions while employed by Spirit, (b) are former employees of The Boeing Company who either (i) became employed by Spirit on the day after the Closing Date, or (ii) were on an approved leave of absence on the Closing Date and became employed by Spirit immediately upon conclusion of such leave, and (c) were employed by Spirit for at least ninety (90) consecutive days during the period commencing on the day after the Closing Date, and ending on December 31, 2005. Notwithstanding anything herein, no individual Eligible Employee shall have any rights with respect to or interest in the Appreciation Rights, or any right to be allocated any portion of any Net Proceeds and no Eligible Employee is assured that he or she will receive an allocation of any Net Proceeds.
ARTICLE IV — APPRECIATION RIGHTS
     Section 4.01. Issuance of Appreciation Rights. Effective as of the Effective Date, the Company shall issue Appreciation Rights covering 4,851,000 shares in the aggregate, for the benefit of the Eligible Employees. When vested, each Appreciation Right shall be converted into the right to receive a distribution from the Company of an amount equal to the “Net Proceeds,” if any, attributable to such Right, as determined on the Measurement Date, as follows: (i) the excess, if any, of the Proceeds determined with respect to such Appreciation Right over the Aggregate Threshold Price for such Appreciation Right, minus (ii) a pro rata portion of the Plan Administration Expenses; provided, however, that, Plan Administration Expenses shall not reduce the Net Proceeds otherwise payable by more than five percent (5%). The “Aggregate Threshold Price” for any given Appreciation Right shall be the Threshold Price times the number of shares covered by such Appreciation Right. The Appreciation Rights shall not confer upon any Eligible Employee (or his or her Beneficiary) any legal or beneficial ownership of any actual shares of Common Stock, or any voting, governing or approval rights of any nature with respect to the Companies.
     Section 4.02. Vesting; Calculation of Net Proceeds. All of the Appreciation Rights shall vest automatically on the Measurement Date. As soon as practicable thereafter, the Company shall determine whether any Net Proceeds are payable, and calculate the amount thereof. The Company’s calculation of the Net Proceeds shall be final and binding on all parties, including but not limited to the Companies, the Unions and the Participants. The Company shall promptly provide written notice to each of Spirit and the Committee of the aggregate amount of Net Proceeds payable to Eligible Employees represented by each Union or that no such Net Proceeds are payable, together with a copy of the supporting calculations. The Company shall promptly provide a written notice to each Union of the aggregate amount of Net Proceeds payable to Eligible Employees represented by such Union, or that no such Net Proceeds are payable, together with a copy of the supporting calculations.
     Section 4.03. Allocation of Net Proceeds. As soon as practicable after the Measurement Date, the aggregate Net Proceeds shall be allocated among the Eligible Employees, as follows:
     (a) Eligible Employees represented by the IAM or the IBEW. Spirit shall prepare a written report setting forth a list of Eligible Employees who have been allocated a portion of the aggregate Net Proceeds, together with the amounts of cash and/or Common Stock to be paid to such Eligible Employees. Spirit shall deliver a copy of such report to the Company and the Committee, and shall notify each Eligible Employee who has been allocated Net Proceeds. The allocation shall be made in the sole discretion of Spirit, and shall be final and binding on all persons.
     (b) Eligible Employees represented by the UAW. Spirit and the Union shall prepare a written report setting forth a list of Eligible Employees who have been allocated a portion of the aggregate Net Proceeds, together with the amounts of cash and/or Common Stock to be paid to such Eligible Employees. Spirit shall deliver a copy of such report to the Company and the Committee, and shall notify each Eligible Employee who has been allocated Net Proceeds. The allocation, established through a collectively bargained agreement, shall be made by Spirit and the Union, in their sole discretion, and shall be final and binding on all persons. No Eligible Employee shall be permitted to participate in the process of determining the allocation of Net Proceeds. If Spirit and the Union reach an impasse in bargaining over the allocation, such impasse shall be resolved by submitting the dispute to final and binding interest arbitration by an arbitrator selected by Spirit and the Union from a panel of seven arbitrators provided by the Federal Mediation and Conciliation Service.
     (c) For purposes of allocating Net Proceeds pursuant to subparagraph (a) or (b) above, (i) Net Proceeds attributable to Appreciation Rights covering 4,002,000 shares shall be allocated to Eligible Employees represented or formerly represented by the IAM, (ii) Net Proceeds attributable to Appreciation Rights covering 688,000 shares shall be allocated to Eligible Employees represented or formerly represented by the UAW, and (iii) Net Proceeds attributable to Appreciation Rights covering 161,000 shares shall be allocated to Eligible Employees represented or formerly represented by the IBEW.

     (d) The determination of the allocation of the Net Proceeds pursuant to this Section shall be final and binding on all persons, including without limitation the Companies, the Unions, and all Eligible Employees, and no Eligible Employee shall have the right to challenge such allocation other than on grounds that such allocation violates an applicable Federal, state or local discrimination law.
     Section 4.04. Payment of Net Proceeds.
     (a) The Company may, in its sole discretion, distribute the Net Proceeds to the Participants in (i) cash or (ii) shares of Common Stock, or any combination thereof. In the event that any portion of the Net Proceeds is to be distributed by delivery of Common Stock, the fair market value per share of such Common Stock, to be used for determining the amount of Net Proceeds constituted thereby, shall be the per share price to the public in the Initial Public Offering, before deducting underwriting discounts and commissions.
     (b) The Company shall distribute any Net Proceeds payable to a Participant (or, if he or she dies, to his or her Beneficiary), as follows:
     (i) The portion of such Net Proceeds that is to be paid in cash shall be paid to the Participant as soon as practicable after the Measurement Date.
     (ii) The portion of such Net Proceeds that is to be paid in shares of Common Stock shall be distributed on the earlier of (A) the date that is 225 days following the closing of the Initial Public Offering and (B) March 15 of the calendar year following the year in which the Measurement Date occurs (or if such date is a Saturday, Sunday or holiday, then on the last business day preceding such date (the “Stock Payment Date”). On the date that the cash portion of Net Proceeds is distributed to Participants, the Company shall deliver an instruction letter (the “Transfer Agent Instruction”) to its transfer agent (the “Transfer Agent”) setting forth the Participants entitled to receive shares of Common Stock pursuant to this subparagraph (ii) and the number of shares each such Participant is entitled to receive, and directing the Transfer Agent to deliver such shares to the relevant Participants, in book entry form, on the Stock Payment Date, subject to subparagraph (iii) and (iv) and Section 4.05 below.
     (iii) In the event a Participant is no longer an employee of the Company or any of its Subsidiaries at the time shares of Common Stock are distributed pursuant to subparagraph (ii) above (whether by reason of such Participant’s death or otherwise), such Participant (or if he or she has died, his or her Beneficiary) shall receive, in lieu of shares of Common Stock, cash in an amount equal to the number of shares of Common Stock which such Participant would otherwise be entitled to receive, multiplied by the closing price of a share of the Common Stock on the last trading day prior to the date on which the Common Stock is distributed, as reported by the New York Stock Exchange, or such other exchange or inter-dealer quotation system on which the Common Stock is then listed.

     (iv) At the time that any amount is included in the income of a Participant, as a result of the allocation or payment of Net Proceeds (in cash or Common Stock) with respect thereto, the Companies shall have the right to withhold from any cash or Common Stock to be distributed to such Participant (or any other compensation or other amounts owing to such Participant in cash, Common Stock or other property) the amount of any required tax withholding of any kind, and to take such other action as may be necessary in their opinion to satisfy all obligations for the payment of such taxes including, without limitation, directing the broker holding a Participant’s securities account to sell the number of shares necessary to generate sufficient proceeds to satisfy the required withholding amount, and to pay such proceeds to the Company. The Company, in its sole discretion, may permit a Participant to satisfy any such tax withholding requirement by remitting a certified check therefor to the Company or in any other form it deems acceptable, in its sole discretion. No distribution of any Net Proceeds shall be made to any Participant until all tax withholding requirements have been satisfied.
     Section 4.05. Condition to Receipt of Common Stock. As a condition to the Company’s obligation to deliver shares of Common Stock to a Participant pursuant to Section 4.04(b)(ii), such Participant shall have (i) opened a brokerage account with a broker identified by the Company (such Participant’s “Brokerage Account”), (ii) provided the Company with all account information requested by the Company in order for the Company to properly identify the account to the Transfer Agent for deposit of the shares of Common Stock which such Participant is entitled to receive and (iii) directed the broker to sell, upon receipt of shares of Common Stock in the Brokerage Account, the number of shares necessary to generate sufficient proceeds to satisfy the required tax withholding amount on such shares as more fully described in Section 4.04(b)(iv) and to pay such proceeds to the Company. Shares of Common Stock deliverable to a Participant pursuant to Section 4.04(b)(ii) shall be deposited in such Participant’s Brokerage Account.
     Section 4.06. Securities Laws. Any shares of Common Stock to be distributed as Net Proceeds, and the resale thereof, shall be subject to all applicable laws and regulations regarding the registration, marketing or sale of securities. The Company will use commercially reasonable efforts to register on Form S-8 the issuance of shares of Common Stock to the Participants to whom issuances of securities may be registered on such form.
     Section 4.07. No Rights of Stockholder; Non-Transferability. Appreciation Rights shall not be subject to transfer or assignment, and the Participants shall not have any rights of a stockholder in the Company or Spirit with respect thereto, including without limitation, any rights with respect to voting, governance approvals or dividends.
     Section 4.08. Adjustments upon Changes in Capitalization.
     (a) In the event that, prior to the consummation of the Initial Public Offering, the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another company by reason of any corporate event that is not an Exercise Event covered by another union equity participation program established by the Companies for the benefit of the Eligible Employees, including a reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares or dividend payable in capital stock, appropriate adjustment shall be made in the number and kind of shares of Common Stock covered by the Appreciation Rights, and the Threshold Price. Such determination shall be made by the Board of Directors, in its sole discretion, and shall be final and binding on all persons, including without limitation the Companies, the Unions and the Eligible Employees.
     (b) In the event that, following the delivery by the Company of the Transfer Agent Instruction but prior to the Stock Payment Date, the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another company by reason of any corporate event, including a reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination of shares or dividend payable in capital stock, appropriate adjustment shall be made in the consideration to paid on the Stock Payment Date, either by adjusting the number and kind of shares to be delivered or by substituting more appropriate consideration for the shares of Common Stock to be delivered, in order for the Participants to receive the effect of such corporate event, and appropriate instructions shall be delivered to the Transfer Agent amending the Transfer Agent Instruction. Such determination shall be made by the Board of Directors, in its sole discretion, and shall be final and binding on all persons, including without limitation the Companies, the Unions and the Eligible Employees.
ARTICLE V — CERTAIN RIGHTS AND OBLIGATIONS OF THE PARTICIPANTS
     Section 5.01. Legends. In the event that shares of Common Stock are distributed to Participants in full or partial satisfaction of the Net Proceeds amount, then the Company shall place such legends on each certificate representing such shares that it shall determine, in its sole discretion, are necessary, appropriate or desirable, including, if applicable, the following legends endorsed conspicuously thereupon:
“THE SALE, ENCUMBRANCE OR OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF THE ISSUER’S UNION EQUITY PARTICIPATION PLAN (INITIAL PUBLIC OFFERING) A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD (WITHIN THE MEANING OF SUCH ACT) IN THE ABSENCE OF REGISTRATION UNDER SUCH ACT OR AN EXEMPTION THEREFROM.”
     Section 5.02. Plan Administration Expenses. The Companies will incur certain costs and expenses in connection with the administration of the Plan or any other union equity participation program established for the benefit of Eligible Employees in connection with an Exercise Event other than an Initial Public Offering, and the distribution of Net Proceeds to Participants, including without limitation, costs of establishing a program with a brokerage firm to set up accounts to receive shares of Common Stock in accordance with Section 4.05 (such costs and expenses, “Plan Administration Expenses”). These expenses shall be repaid to the Company by way of an offset against Net Proceeds, if any, as described and subject to the limits set forth in Section 4.01; provided, however, that (i) if an Initial Public Offering occurs while this Plan is in effect and there are no Net Proceeds, the Eligible Employees shall not be obligated to repay such Plan Administration Expenses, (ii) if the Plan Administration Expenses exceed the limitation set forth in Section 4.01, the Eligible Employees shall not be required to repay such excess, and (iii) if the Appreciation Rights terminate prior to the occurrence of an Initial Public Offering, the Eligible Employees shall not be obligated to repay such Plan Administration Expenses; provided, however, that in such event, if proceeds are paid to Eligible Employees pursuant to another union equity participation program established for the benefit of Eligible Employees, the Plan Administration Expenses may be offset against Net Proceeds (as defined under such other union equity participation program) pursuant to the terms of such other program.
ARTICLE VI — ADMINISTRATION
     Section 6.01. Committee. The Committee shall have full power to administer the Plan in all of its details, which powers shall include, but are not limited to, the authority, in addition to all other powers provided by the Plan, to:
     (i) Make discretionary interpretations regarding the terms of the Plan and make factual findings with respect to any issue arising under the Plan;
     (ii) Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
     (iii) Appoint such agents, specialists, legal counsel, accountants, consultants, or other persons as the Committee deems advisable to assist in administering the Plan; and
     (iv) Maintain all records of the Plan.
     Section 6.02. Union Observers. Each Union shall be entitled to notice of all meetings of the Committee and each Union shall be permitted, at its own expense, to send one representative to attend any such meeting to observe the proceedings of the Committee; provided, however, that no Eligible Employee may serve as a Union’s representative at any meeting of the Committee; provided, further, however, that in the event the Board is serving as the Committee, then the Unions shall only be permitted to receive notice of and to send a representative to attend meetings of the Board at which the Plan will be discussed and the representatives shall only be permitted to attend the portion of the meeting during which the Plan is discussed.
ARTICLE VII — AMENDMENT AND TERMINATION
     Section 7.01. Amendment and Termination. The Board of Directors may, at any time, suspend or terminate the Plan and shall have the right to alter or amend the Plan or any part thereof at any time and from time to time as it may, in its sole discretion, deem proper and in the best interests of the Company; provided, however, that no such termination, suspension, alteration, or amendment shall, without the consent of the appropriate Union, (i) deprive a

Participant of any interest in, or otherwise amend, any right to receive Net Proceeds previously allocated to such Participant pursuant to the Plan or (ii) change the terms of any Appreciation Right previously issued hereunder. Any termination, suspension, alteration, or amendment of the Plan may be made by the Board of Directors without action on the part of the stockholders of the Company.
     Section 7.02. Termination of Appreciation Rights.
     (a) Notwithstanding the provisions of Section 7.01 or anything herein to the contrary, all of the Appreciation Rights automatically shall terminate and expire upon the earliest to occur of:
     (i) June 30, 2007.
     (ii) (A) the suspension, dissolution or winding-up of the Company’s or Spirit’s business, (B) the Company’s or Spirit’s inability to pay debts, or its nonpayment of debts, generally as they become due, (C) the institution of reorganization, liquidation or other such proceedings by or against the Company or Spirit or the appointment of a custodian, trustee, receiver or similar person for the Company’s or Spirit’s properties or business, (D) an assignment by the Company or Spirit for the benefit of its creditors, or (E) any action of the Company or Spirit for the purpose of effecting or facilitating any of the foregoing; or
     (iii) An Exercise Event, other than an Initial Public Offering occurs, and pursuant to a different union equity participation program established for the benefit of Eligible Employees in connection with such Exercise Event, either Net Proceeds (as defined under such other union equity participation program) are payable to the Participants, or Net Proceeds (as defined under such other union equity participation program) are zero.
     (b) In the event the Initial Public Offering shall not have been consummated on or prior to June 30, 2007 and the Appreciation Rights terminate on such date, the Companies shall negotiate with the Unions in good faith to establish a union equity participation program for the benefit of Eligible Employees pursuant to which the Company will issue stock appreciation rights on terms similar to the Appreciation Rights, which will vest on the first Exercise Event to occur.
ARTICLE VIII — MISCELLANEOUS
     Section 8.01. Effective Date. The Plan shall be effective from and after the Effective Date.
     Section 8.02. Distributions Net of Withholding. Notwithstanding any other provision of the Plan, all distributions or payments required to be made hereunder, shall be net of any amount sufficient to satisfy all federal, state, and local withholding tax requirements, as set forth in Section 4.04.
     Section 8.03. Governing Law. The Plan and the Appreciation Rights shall be governed, construed, administered, and regulated in all respects under the laws of the State of Delaware,

without regard to the principles of conflicts of law, to the extent such laws are not preempted by the laws of the United States of America. Any action concerning the Plan or the Rights shall be maintained exclusively in the state or federal courts in Delaware.
     Section 8.04. Headings. The headings used in the Plan are inserted for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions herein.
     Section 8.05. Notices. Any notices or communications permitted or required to be given herein by any person shall be deemed given either (i) when delivered, or (ii) three days after being placed in the United States mail in an envelope addressed to the last communicated address of the person to whom the notice is being given, with adequate postage thereon prepaid.
     Section 8.06. Severability. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions thereof, and the Plan shall be construed and enforced as if such provisions had not been included.
     Section 8.07. Gender and Number. Whenever the masculine, feminine, or neuter gender is used inappropriately in the Plan, the Plan shall be read as if the appropriate gender was used, and, unless the context otherwise requires, the singular shall include the plural, and vice versa.
     Section 8.08. Dispute Resolution. Notwithstanding the Companies’ various (i) reservations of discretion, (ii) reservations of the right to make final and binding calculations, and (iii) statements that Eligible Employees shall have no rights, interests, or assurances, the Unions (but not any individual Eligible Employee or group of Eligible Employees acting without Union representation) shall have the right, jointly or severally, to submit to arbitration disputes over the performance of the Companies under this agreement, in accordance with the following two sentences. Before submitting a dispute to arbitration, the Union(s) will attempt to resolve the dispute with the Companies through good faith negotiations. If the Companies and the Union(s) are unable to resolve the dispute within a reasonable period of time, it shall be resolved by submitting the dispute to final and binding interest arbitration by an arbitrator selected by Spirit and the Union(s) from a panel of seven arbitrators provided by the Federal Mediation and Conciliation Service.

     IN WITNESS WHEREOF, the Company has caused the Plan to be executed by a duly authorized officer, to be effective October 27, 2006, the date upon which the Board of Directors approved the Plan.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Ulrich Schmidt

Its:	Executive Vice President and Chief Financial Officer